Exhibit (a)(4)

Forms of Reminder E-mails and Voicemails

Dates may change if offer expiration is extended

April [        ], 2006 — Two Weeks After Offer to Exchange Commences

We have just completed week two of Microvision’s stock option exchange offer. The offer to exchange your eligible stock options will expire at 5:00 p.m. Pacific Time, on May 17, 2006 unless we extend the offer. If you would like to participate in this offer, you must complete and sign the election form which was previously provided to you, and deliver it to our Payroll department by mail or hand delivery to 6222 185th Avenue NE, Redmond, Washington 98052 before 5:00 p.m., Pacific Time, on May 17, 2006. Only responses that are complete, signed and actually received by the deadline will be accepted. If you have questions, please direct them to the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com.

May [        ], 2006 — Final Week

We are entering the final week of Microvision’s stock option exchange offer. After today, there are seven (7) days left to make your election. The offer to exchange your eligible options will expire at 5:00 p.m., Pacific Time, on May 17, 2006 unless we extend the offer. If you would like to participate in this offer, you must complete and sign the election form which was previously provided to you, and deliver it to our Payroll department by mail or hand delivery to 6222 185th Avenue NE, Redmond, Washington 98052 before 5:00 p.m., Pacific Time, on May 17, 2006. Only responses that are complete, signed and actually received by the deadline will be accepted. If you have questions, please direct them to the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com.

May 17, 2006 — Final Day

Today is the last day to elect to exchange your eligible options as part of Microvision’s stock option exchange offer. The offer to exchange your eligible options will expire today at 5:00 p.m., Pacific Time, on May 17, 2006 unless we extend the offer. If you would like to participate in this offer, you must complete and sign the election form which was previously provided to you, and deliver it to our Payroll department by mail or hand delivery to 6222 185th Avenue NE, Redmond, Washington 98052 before 5:00 p.m., Pacific Time, on May 17, 2006. Only responses that are complete, signed and actually received by the deadline will be accepted. If you have questions, please direct them to the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com.